Exhibit 99.1

Boston Life Sciences Names Kenneth L. Rice Jr. as Chief Financial Officer

BOSTON—July 8, 2005—Boston Life Sciences, Inc. (NASDAQ: BLSI) today announced that Kenneth L. Rice, Jr., JD, LLM, MBA has been appointed Executive Vice President of Finance & Administration, Chief Financial Officer and In-House Counsel effective July 1, 2005.

Peter Savas, BLSI’s Chairman and CEO, commented, “I am pleased that Ken has joined BLSI’s executive management team. Ken’s relationships in the life sciences market coupled with his expertise in finance, commercial development, corporate governance and business law will help us achieve our business plan.”

Savas went on to say, “We thank Joe Hernon for his contributions to BLSI throughout the last eight years. Joe’s financial and administrative efforts played an important role in BLSI’s early development. For the past nine months he has worked diligently with me to successfully restructure the capitalization of the Company. We appreciate his continued assistance in the near term to ensure a smooth transition.”

Mr. Rice brings over 25 years of experience in life sciences related businesses. Most recently, Mr. Rice served as V.P., Chief Financial Officer and Chief Commercial Officer of Aderis Pharmaceuticals, a privately-held biopharmaceutical company. Mr. Rice previously held executive positions with MacroChem Corporation, Pentose Pharmaceuticals, Unisyn Technologies, Zymark Corporation and Millipore Corporation. Mr. Rice earned his LLM Taxation from Boston University Law School, his Juris Doctor Cum Laude from Suffolk University Law School and his MBA and BS/BA from Babson College.

Boston Life Sciences, Inc. (BLSI) is a biotechnology company primarily focused in the research and clinical development of biopharmaceutical products for the diagnosis and treatment of central nervous system, or CNS, diseases.

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s Quarterly Report on 10-Q for the quarter ended March 31, 2005, filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Boston Life Sciences from time to time with the Securities and Exchange Commission. As a result of such risks, the Company’s actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein. Forward-looking statements include statements regarding Boston Life Sciences’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Boston Life Sciences, Inc. All other trade names, trademarks, or service marks are property of their respective owners and are not the property of Boston Life Sciences, Inc.

CONTACT:	Boston Life Sciences, Inc.
Sharon Correia 508-497-2360 ext 224
scorreia@bostonlifesciences.com